Qualstar Reports Fiscal 2009 Fourth Quarter and Full Year Results

SIMI VALLEY, CA -- (Marketwire - September 25, 2009) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the fourth quarter of fiscal 2009 ended June 30, 2009.

Fiscal 2009 Fourth Quarter Financial Results

Revenues for the fourth quarter of fiscal 2009 were $3.8 million, compared to $4.9 million for the same quarter of fiscal 2008, a decrease of $1.1 million or 23.3 percent. Loss from operations was $1.4 million compared to $468,000 in fiscal 2008. Net loss was $1.2 million or $(0.10) per basic and diluted share, compared to a net loss of $166,000, or $(0.01) per basic and diluted share for the fourth quarter of fiscal 2008.

Tape library segment revenues were $2.3 million for the quarter, compared to $3.7 million for the same quarter of the prior year, a decrease of $1.4 million, or 37.1 percent. Power supply segment revenues of $1.4 million for the quarter increased by $237,000, or 19.9 percent, compared to $1.2 million in the same quarter of the prior year.

Gross profit decreased to $941,000, or 25.0 percent of net revenues, for the three months ended June 30, 2009, from $2.0 million, or 40.0 percent of net revenues, for the three months ended June 30, 2008. The decrease in gross profit is due to a decrease in revenues, an increase in scrap and inventory adjustments, and lower absorption of labor and overhead.

Research and development expenses for the fourth quarter of fiscal 2009 were $939,000, or 24.9 percent of revenues, compared to $830,000 or 16.9 percent of revenues, for the fourth quarter of fiscal 2008. The increase is due primarily to an increase in compensation related expenses, consulting fees and prototype material. Sales and marketing expenses were $640,000, or 17.0 percent of revenues, compared to $775,000 or 15.8 percent of revenues, in the corresponding period last year. The decrease in sales and marketing expense was due to a decrease in commissions, travel and entertainment and compensation related expenses, partially offset by an increase in advertising and promotion expenses. General and administrative expenses in the fourth quarter of fiscal 2009 were $745,000 or 19.8 percent of revenues, compared to $829,000, or 16.9 percent of revenues, for the same period last year. The decrease in general and administrative expense was primarily due to a decrease in bad debts and accounting and audit related expenses.

Fiscal 2009 Full Year Financial Results

Qualstar reported revenues of $17.9 million in fiscal 2009, compared with $21.5 million in fiscal 2008. The Company's net loss in fiscal 2009 was $2.6 million or $(0.21) per basic and diluted share, compared with a net loss of $0.8 million, or $(0.06) per basic and diluted share, in fiscal 2008.

Cash, cash equivalents and marketable securities were $27.7 million at June 30, 2009, down from $32.5 million at June 30, 2008. Inventory at June 30, 2008 was $5.8 million, compared to $6.1 million at June 30, 2008.

Commenting on the fourth quarter and full-year results, Bill Gervais, president and chief executive officer of Qualstar, said, "Consolidated revenues in the quarter of $3.8 million were within our guidance range and were driven by our N2Power business and sales of our XLS enterprise class product line. For the full year, N2Power's revenues were $5.6 million -- a 38 percent improvement compared to fiscal 2008 -- largely due to an increase in distribution sales for use in gaming applications and the expansion of our power supply product line. N2Power is becoming an important segment of Qualstar's overall business and we believe its power supplies will continue to generate demand due to global energy requirements for smaller and more energy efficient power supplies."

Mr. Gervais continued, "For much of this past year, our sales were impacted by the recessionary economic climate that resulted in customers delaying purchase decisions. Despite the difficult economy in fiscal 2009, full year XLS product line sales of $1.5 million held steady compared to the prior year. We feel that the XLS is generating more interest in the overall marketplace from customers, both on the domestic and international fronts, and that this will benefit us in the coming quarters."

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2009 fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 877-941-1848 or 480-629-9692. An audio replay will be available through October 2, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 4154955.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K.

                           QUALSTAR CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                (Unaudited)

                                    ------------------  ------------------
                                       Three Months       Twelve Months
                                          Ended               Ended
                                         June 30,            June 30,
                                      2009      2008      2009      2008
                                    --------  --------  --------  --------

Net revenues                        $  3,769  $  4,912  $ 17,892  $ 21,464

Cost of goods sold                     2,828     2,946    12,190    14,043
                                    --------  --------  --------  --------

Gross profit                             941     1,966     5,702     7,421
                                    --------  --------  --------  --------

Operating expenses:
  Research and development               939       830     3,254     3,100
  Sales and marketing                    640       775     2,767     3,184
  General and administrative             745       829     3,155     3,390
                                    --------  --------  --------  --------
      Total operating expenses          2,324     2,434     9,176     9,674
                                    --------  --------  --------  --------

Loss from operations                  (1,383)     (468)   (3,474)   (2,253)

Investment Income                        137       302       918     1,517
                                    --------  --------  --------  --------

Loss before income taxes              (1,246)     (166)   (2,556)     (736)

(Benefit) Provision  for income
 taxes                                    (1)        -         3        17
                                    --------  --------  --------  --------

Net loss                            $ (1,245) $   (166) $ (2,559) $   (753)
                                    ========  ========  ========  ========

Loss per share:
                                    --------  --------  --------  --------
  Basic and Diluted                 $  (0.10) $  (0.01) $  (0.21) $  (0.06)
                                    ========  ========  ========  ========

Shares used to compute loss per
 share:
                                    --------  --------  --------  --------
  Basic and Diluted                   12,253    12,253    12,253    12,253
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
Cash dividends declared per common
 share                              $   0.06  $   0.12  $   0.18  $   0.18
                                    ========  ========  ========  ========

                             QUALSTAR CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                                        --------- ---------
                                                         June 30,  June 30,
                                                           2009      2008
                        ASSETS                          (Audited) (Audited)
                                                        --------- ---------

Current assets:
  Cash and cash equivalents                             $   3,749 $   6,744
  Marketable securities, short-term                        16,856    11,091
  Receivables, net of allowance for doubtful accounts
   of $85 as of June 30, 2009 and $82 as of
   June 30, 2008                                            2,305     2,962
  Inventories, net                                          5,822     6,109
  Prepaid expenses and other current assets                   397       467
                                                        --------- ---------

        Total current assets                               29,129    27,373
                                                        --------- ---------

Property and equipment, net                                   361       526
Marketable securities, long-term                            7,056    14,703
Other assets                                                   46        55
                                                        --------- ---------

        Total assets                                    $  36,592 $  42,657
                                                        ========= =========

          LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                      $     649 $   1,197
  Accrued payroll and related liabilities                     505       519
  Other accrued liabilities                                   894     1,774
                                                        --------- ---------

        Total current liabilities                           2,048     3,490
                                                        --------- ---------

Other long-term liabilities                                    34        46
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares authorized,
   12,253 shares issued and outstanding as of
   June 30, 2009 and June 30, 2008                         18,798    18,705
  Accumulated other comprehensive income (loss)               168       108
  Retained earnings                                        15,544    20,308
                                                        --------- ---------
        Total shareholders' equity                         34,510    39,121
                                                        --------- ---------

        Total liabilities and shareholders' equity      $  36,592 $  42,657
                                                        ========= =========

For more information, contact:

William J. Gervais
President & CEO
Qualstar Corporation
(805) 583-7744
gervais@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com